EXHIBIT (A)(1)(O)

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
EMDEON CORPORATION ANNOUNCES AMENDMENT TO ITS TENDER OFFER
Elmwood Park, N.J. (November 10, 2006) – Emdeon Corporation (Nasdaq: HLTH) announced today that it will amend its previously announced tender offer. The Company will now offer to purchase up to 140,000,000 shares of its common stock at a price per share of $12.00. The Company confirmed that it does not intend to further increase the number of shares to be purchased in the tender offer, subject to its right under applicable securities rules and regulations to purchase up to an additional two percent of the outstanding common stock without amending the offer.
The number of shares proposed to be purchased in the tender offer will now represent approximately 50% of the Company’s currently outstanding shares. The last reported sales price per share of the Company’s common stock on the NASDAQ Global Select Market on November 9, 2006 was $11.39 per share.
The tender offer will expire, as previously announced, at 5:00 p.m., New York City time, on Monday, December 4, 2006, unless extended by the Company. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer.
The tender offer is subject to a number of terms and conditions described in the Offer to Purchase that has been distributed to stockholders, including that the Company complete the previously announced sale of a 52% interest in the businesses comprising the Emdeon Business Services segment, excluding the ViPS business unit.
If stockholders properly tender and do not properly withdraw more than 140,000,000 shares, the Company will purchase shares tendered by those stockholders owning fewer than 100 shares, without proration, and all other shares tendered will be purchased on a pro rata basis, subject to the conditional tender offer provisions described in the Offer to Purchase that has been distributed to stockholders. Stockholders whose shares are purchased in the tender offer will be paid $12.00 per share, net in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer period.
The Dealer Manager for the tender offer is Citigroup Global Markets Inc. The Information Agent for the tender offer is Innisfree M&A Incorporated. The Depositary is American Stock Transfer & Trust Company. For questions and information, please call the Information Agent toll free at 1-888-750-5834 or the Dealer Manager toll free at 1-877-531-8365.
None of the Company, its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendations to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must make their own decisions as to how many shares they will tender, if any. In so doing, stockholders should read and evaluate carefully the information in the Offer to Purchase and in the related Letter of Transmittal, and any supplements thereto.
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF EMDEON CORPORATION COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS, AND ANY SUPPLEMENTS THERETO, THAT THE COMPANY DISTRIBUTED OR WILL SHORTLY BE DISTRIBUTING TO ITS STOCKHOLDERS. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS, AND ANY SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS, AND ANY SUPPLEMENTS THERETO, THAT THE COMPANY HAS FILED OR WILL SHORTLY BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.
ABOUT EMDEON
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. WebMD (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. ViPS provides healthcare analytics, technology and reporting that help government agencies and commercial health plans improve patient outcomes, customer satisfaction and cost savings. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
WebMD® , WebMD Health®, Emdeon™, Emdeon Business Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.